UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 12, 2013

Coastway Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-191120	To Be Applied For
(State or other jurisdiction of incorporation or organization) File Number)	(Commission	(IRS Employer Identification No.)

One Coastway Plaza, Cranston, Rhode Island	02910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(401) 330-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into a Material Definitive Agreement

On November 12, 2013,Coastway Bancorp, Inc., a Maryland corporation (the “Company”), Coastway Bancorp, LLC, a Rhode Island limited liability company (“Coastway-LLC”), Coastway Bancorp, MHC (the “MHC”) and Coastway Community Bank entered into an Agency Agreement with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), who will assist in the marketing of the Company’s common stock during its stock offering.

For its services in the subscription and community offerings, Sandler O’Neill will receive a fee of 1.0% of the aggregate purchase price of all shares of common stock sold by the Company in the subscription and community offerings. No fee will be payable to Sandler O’Neill with respect to shares purchased by officers, directors, employees or their immediate families, shares purchased by employee benefit plans and with respect to shares being donated to the newly formed charitable foundation.

In the event a syndicated offering is conducted, the Company will pay a fee of 5.25% of the aggregate purchase price of all common stock sold in the syndicated offering to Sandler O’Neill, who will serve as sole book-running manager and any other broker-dealers included in the syndicated offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-191120) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated November 12, 2013.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 8.01Other Events

On November 12, 2013, the Company and the MHC received conditional approval from the Board of Governors of the Federal Reserve System and the Rhode Island Department of Business Regulation to commence the conversion and offering. In addition, on November 12, 2013, the registration statement relating to the sale of common stock of the Company was declared effective by the Securities and Exchange Commission.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

1.1	Agency Agreement dated November 12, 2013, by and among the Company, Coastway-LLC, the MHC and Coastway Community Bank and Sandler O’Neill (exhibits omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTWAY BANCORP, INC.
(Registrant)

Date: November 18, 2013	By: /s/ Jeanette Fritz
Jeanette Fritz
Executive Vice President and Chief Financial Officer